Exhibit 23.2
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mint Software Inc. Third Amended and Restated 2006 Stock Plan of our reports dated September 15, 2009, with respect to the consolidated financial statements and schedule of Intuit Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2009, and the effectiveness of internal control over financial reporting of Intuit Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
November 13, 2009